Exhibit 3.5

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:22 PM 06/03/2021
FILED 05:22 PM 06/03/2021
SR 20212347456 - File Number 4722580

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE
SERIES C CONVERTIBLE PREFERRED STOCK OF

BOSTON THERAPEUTICS, INC.

The undersigned, Conroy Chi-Heng Cheng, President and Chief Executive Officer of Boston Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL’’), hereby does certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation by the Corporation’s Certificate of Incorporation, as amended, and Section 151 of the DGCL, the Board of Directors on January 25, 2021, adopted the following resolution determining it desirable and in the best interests of the Corporation and its shareholders for the Corporation to create a series of ONE MILLION (1,000,000) shares of preferred stock designated as “Series C Convertible Preferred Stock”, none of which shares have been issued.

RESOLVED, that the Board of Directors designates the Series C Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of lncorporation as follows:

TERMS OF SERIES C CONVERTIBLE PREFERRED STOCK

1. Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a) “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(b) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(c) “Approval Date” means the first Trading Day following the receipt of Shareholder Approval.

(d) “Certificate of Designations” means this Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock of the Corporation.

(e) “Common Stock” means (i) the Corporation’s shares of common stock, $0.001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(f) “Conversion Date” shall have the meaning given to it in Section 5 hereto.

(g) “Conversion Notice” shall have the meaning given to it in Section 5 hereto.

(h) “Conversion Rate” shall equal 6,060.044596 shares of Common Stock to each share of Series C Preferred Stock, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the date which the Series C Preferred Stock are issued.

(i) [Reserved]

(j) “Conversion Shares” shall have the meaning given to it in Section 5 hereto.

(k) “Corporate Event” shall have the meaning given to it in Section 6 hereto.

(l)“Corporation” shall have the meaning given to it in the preamble hereto.

(m) “Delivery Notice” shall have the meaning given to it in Section 5 hereto.

(n) “Distributions” shall have the meaning given to it in Section 10 hereto.

(o) “DTC” shall have the meaning given to it in Section 5 hereto.

(p) “Fundamental Transaction” shall have the meaning given to it in Section 6.

(q) “Holder” or “Holders” means a holder of Series C Preferred Stock.

(r) “Junior Stock” shall have the meaning given to it in Section 3 hereto.

(s) “Liquidation Event” means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Corporation and its Subsidiaries, taken as a whole.

(t) “Liquidation Funds” shall have the meaning given to it in Section 9 hereto.

(u) “DGCL” shall have the meaning given to it in the preamble hereto.

(v) [Reserved]

(w) [Reserved]

(x) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(y) “Principal Market” means The New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, OTCPink, OTCQB, or OTCQX and any successor markets thereto.

(z) “Restricted Shares” means shares of the Corporation’s Common Stock which are restricted from being transferred by the Holder thereof unless the transfer is effected in compliance with the Securities Act and applicable state securities laws (including investment suitability standards, which shares shall bear the following restrictive legend (or one substantially similar)): “The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act. The securities have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (ii) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such acts.”

(aa) “SEC” means the Securities and Exchange Commission or the successor thereto.

(bb) “Senior Preferred Stock’’ shall have the meaning given to it in Section 3 hereto.

(cc) “Series C Preferred Stock’’ shall have the meaning given to it in Section 2 hereto.

(dd) “Series C Certificates” shall have the meaning given to it in Section 5 hereto.

(ee) “Share Delivery Deadline” shall have the meaning given to it in Section 5 hereto.

(ff) “Shareholder Approval” shall mean the approval of an amendment to the Corporation’s Certificate of Incorporation, as amended, to implement a one-for-180 reverse stock split of the Corporation’s capital stock by a majority of the votes entitled to be cast thereon, whether presented at a special or annual meeting of shareholders of the Corporation or by written consent of the shareholders and the subsequent filing of such amendment with the Secretary of State of the State of Delaware.

(gg) “Stated Value” shall mean $1.00 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the date which the Series C Preferred Stock are issued.

(hh) “Subsidiary” when used with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise) or (B) such Person or any subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company.

(ii) “Trading Day” means any day on which the Common Stock is eligible to be traded on the Principal Market or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., Eastern time) unless such day is otherwise designated as a Trading Day in writing by the Holder.

(jj) “Transfer Agent” shall have the meaning given to it in Section 5 hereto.

2. Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Corporation designated as “Series C Convertible Preferred Stock” (the “Series C Preferred Stock”). The authorized number of Series C Preferred Stock shall be One Million (1,000,000) shares. Each share of Series C Preferred Stock shall have a par value of $0.001.

3. Ranking. All shares of capital stock of the Corporation, including the Series B Preferred Stock, shall be junior in rank to all Series C Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (such junior stock is referred to herein collectively as “Junior Stock”). The rights of all such Junior Stock shall be subject to the rights, powers, preferences and privileges of the Series C Preferred Stock. Without limiting any other provision of this Certificate of Designations, the Corporation shall not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Series C Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Senior Preferred Stock”) or (ii) any Junior Stock having a maturity date (or any other date requiring redemption or repayment of such shares of Junior Stock) that is prior to the date no Series C Preferred Stock remain outstanding.

4. Dividends and Distributions. Each Holder of Series C Preferred Stock shall be entitled to receive dividends or distributions on each share of Series C Preferred Stock on an “as converted” into Common Stock basis as provided in Section 5 hereof when and if dividends are declared on the Common Stock by the Board of Directors. Dividends shall be paid in cash or property, as determined by the Board of Directors.

5. Conversion.

(a) Upon the terms and in the manner set forth in this Section 5, each outstanding share of the Series C Preferred Stock Preferred Stock will automatically convert on the Approval Date (such date, the “Conversion Date”) into a number of fully-paid and non-assessable shares of Common Stock determined by multiplying such share of Series C Preferred Stock Preferred Stock by the Conversion Rate (such shares of Common Stock issuable upon Conversion, the “Conversion Shares”).

(b) As promptly as practicable after the Conversion Date, the Corporation shall provide notice of the conversion (the “Conversion Notice’’) to each Holder stating the Conversion Date, the number of shares of Common Stock to be issued upon conversion of each share of Series C Preferred Stock held of record by such Holder and subject to conversion and the place or places where certificates representing shares of Series C Preferred Stock are to be surrendered for issuance of shares of Common Stock if such shares are not held in book-entry. As promptly as practicable after receipt of the Conversion Notice from the Corporation, (i) if any Holder holds its shares of Series C Preferred Stock in certificated form, then such the Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Corporation the original certificates representing the Series C Preferred Stock (the “Series C Certificates”) so converted as aforesaid (or an indemnification undertaking with respect to the Series C Preferred Stock in the case of its loss, theft or destruction as contemplated by Section 12) and (ii) all Holders must send a copy of the executed delivery notice in the form attached hereto as Exhibit I (the “Delivery Notice”). On or before the first Trading Day following the date of receipt of a Series C Certificate, if any, and Delivery Notice from a Holder, the Corporation shall transmit by electronic mail an acknowledgment of confirmation, in the form attached hereto as Exhibit II, of receipt of such Series C Certificate, if any, and Delivery Notice to such Holder and the Corporation’s transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to issue the Conversion Shares such Holder is entitled. On or before the third Trading Day following the date of receipt of a Delivery Notice (or such earlier date as required pursuant to the 1934 Act or other applicable law, rule or regulation for the settlement of a trade initiated on the applicable Conversion Date of such Conversion Shares) (the “Share Delivery Deadline”), the Corporation shall (1) provided that the Transfer Agent is participating in The Depository Trust Corporation’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled. Unless the Conversion Shares are covered by a valid and effective registration under the Securities Act, such shares shall be issued as Restricted Shares. Notwithstanding the above, if requested by the Holder, the Corporation shall cause its counsel at the Corporation’s expense to issue any necessary legal opinion (to the extent lawful) in order to permit sales of the Common Stock pursuant to Rule 144 under the Securities Act or under another applicable exemption from the registration requirements; provided that (i) an exemption under Rule 144 under the Securities Act or another applicable exemption from the registration requirements is available with respect to such shares, and (ii) the Holder provides the Corporation and the legal counsel providing the necessary opinion with such representations and other related information reasonably requested in order for such legal counsel to issue the legal opinion.

(c) The Holder shall be deemed to have become a shareholder of record on the Conversion Date. Immediately upon conversion, the rights of the Holders as such with respect to the Series C Preferred Stock so converted shall cease and the persons entitled to receive the shares of Common Stock upon the conversion of such shares of Series C Preferred Stock shall be treated for all purposes as having become the record and beneficial owners of such shares of Common Stock.

(d) If any Conversion of Series C Preferred Stock would result in the issuance of a fractional share of Common Stock to any Holder, such fractional share shall be payable in cash based upon the market value of the Common Stock on the Principal Market prior to the date of Conversion and the number of shares of Common Stock issuable upon Conversion of the Series C Preferred Stock shall be the next lower whole number of shares. If the Corporation elects not to, or is unable to, make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(e) The issuance of certificates for shares of Common Stock upon Conversion of the Series pursuant to Section 5 shall be made without payment of additional consideration by, or other charge, cost or tax to, the Holder in respect thereof.

(f) [Reserved]

6. Rights Upon Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Corporation shall make appropriate provision to insure that each Holder will thereafter have the right to receive upon a conversion of all the Series C Preferred Stock held by such Holder (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which such Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by such Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of the Series C Preferred Stock contained in this Certificate of Designations) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as such Holder would have been entitled to receive had the Series C Preferred Stock held by such Holder initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. The provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Holder. The provisions of this Section 6 shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion of the Series C Preferred Stock contained in this Certificate of Designations. “Fundamental Transaction” means the occurrence of the Corporation (i) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (A) consolidating or merging with or into (whether or not the Corporation is the surviving corporation) another Person, (B) selling, assigning, transferring, conveying or otherwise disposing of all or substantially all of the properties or assets of the Corporation or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Persons, (C) making, or allowing one or more Persons to make, or allowing the Corporation to be subject to or have its Common Stock be subject to or party to one or more Persons making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Persons making or party to, or Affiliated with any Persons making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Persons making or party to, or Affiliated with any Person making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, (D) consummating a stock or share purchase agreement or other business combination (including a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Persons whereby all such Persons, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Persons making or party to, or Affiliated with any Persons making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Persons become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (E) reorganize, recapitalize or reclassify its Common Stock.

7. Noncircumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Designations, the Corporation (a) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any Series C Preferred Stock above the Conversion Rate then in effect and (b) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Series C Preferred Stock.

8. Voting Rights. Each Holder shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which such holder’s Series C Preferred Stock would be convertible on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock. To the extent that under the DGCL the vote of the holders of the Series C Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of a majority of the shares of the outstanding Series C Preferred Stock, shall constitute the approval of such action by both the class or the series, as applicable (except as otherwise may be required under the DGCL). Holders of the Series C Preferred Stock shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled by vote, which notice would be provided pursuant to the Corporation’s Bylaws and the DGCL.

9. Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of Junior Stock an amount per share of Series C Preferred Stock equal to the greater of (A) the Stated Value of such Series C Preferred Stock on the date of such payment and (B) the amount per share such Holder would receive if such Holder converted such Series C Preferred Stock into Common Stock immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the Holders, then each Holder shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Series C Preferred Stock. To the extent necessary, the Corporation shall cause such actions to be taken by each of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 9. All the preferential amounts to be paid to the Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Corporation to the holders of shares of Junior Stock in connection with a Liquidation Event as to which this Section 11 applies.

10. Distribution of Assets. If the Corporation shall declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to any or all holders of shares of Common Stock, by way of return of capital or otherwise (including any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the “Distributions”), then each Holder, as holders of Series C Preferred Stock, will be entitled to such Distributions as if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series C Preferred Stock immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for such Distributions.

11. Transfer of Series. A Holder may transfer some or all of its Series C Preferred Stock without the consent of the Corporation, subject to compliance with Section 5 of the Securities Act of 1933.

12. Form of Security. The Series C Preferred Stock shall be issued as book-entry securities directly registered in the stockholder’s name on the Corporation’s books and records or, if requested by any holder of the Series C Preferred Stock, such holder’s shares may be issued in certificated form.

13. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit any Holder’s right to pursue actual and consequential damages for any failure by the Corporation to comply with the terms of this Certificate of Designations. The Corporation covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security. The Corporation shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Corporation’s compliance with the terms and conditions of this Certificate of Designations.

14. Attorneys Fees. If (i) any shares of Series C Preferred Stock are placed in the hands of an attorney to enforce the provisions of this Certificate of Designations or (ii) there occurs any bankruptcy, reorganization, receivership of the Corporation or other proceedings affecting Corporation creditors’ rights and involving a claim under this Certificate of Designations, then the Corporation shall pay the costs incurred by such Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including attorneys’ fees and disbursements.

15. Construction; Headings. This Certificate of Designations shall be deemed to be jointly drafted by the Corporation and the Holders and shall not be construed against any such Person as the drafter hereof. The headings of this Certificate of Designations are for convenience of reference and shall not form part of, or affect the interpretation of, this Certificate of Designations. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof’ and words of like import refer to this entire Certificate of Designations instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Certificate of Designations.

16. Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Certificate of Designations shall be deemed to be jointly drafted by the Corporation and all Holders and shall not be construed against any Person as the drafter hereof.

17. Governing Law; Exclusive Jurisdiction. This Certificate of Designations shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Certificate of Designations shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Except as otherwise required by this Certificate of Designations, the Corporation hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude any Holder from bringing suit or taking other legal action against the Corporation in any other jurisdiction to collect on the Corporation’s obligations to such Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of such Holder. The Corporation hereby irrevocably waives any right it may have to, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection with or arising out of this Certificate of Designations or any transaction contemplated hereby.

18. Severability. If any provision of this Certificate of Designations is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Certificate of Designations so long as this Certificate of Designations as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

19. Stockholder Matters; Amendment.

(a) Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Corporation pursuant to the DGCL, the Certificate of Incorporation, this Certificate of Designations or otherwise with respect to the issuance of Series C Preferred Stock may be effected by written consent of the Corporation’s stockholders or at a duly called meeting of the Corporation’s stockholders, all in accordance with the applicable rules and regulations of the DGCL. This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

(b) Amendment. This Certificate of Designations or any provision hereof (other than Section 5(d)) may be modified or amended or the provisions hereof waived with the written consent of the Corporation and the Holders of a majority of the Series C Preferred Stock currently outstanding. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

*   *   *   *   *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations of Series C Convertible Preferred Stock of Boston Therapeutics, Inc. to be signed by its Chief Executive Officer on this 3rd day of June, 2021.

BOSTON THERAPEUTICS, INC.

By:	/s/ Conroy Cheng
Name:	Conroy Cheng
Title:	Chief Executive Officer

EXHIBIT I

BOSTON THERAPEUTICS, INC.

DELIVERY NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of the Series                       Convertible Preferred Stock of Boston Therapeutics, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Conversion Notice the Holder received from the Corporation, the Holder hereby directs the Corporation to:

Please issue the Common Stock into which the applicable Series                       are being converted to Holder, or for its benefit, as follows:

☐	Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐	Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:
DTC Number:
Account Number:

Date:	, 2020

Name of Registered Holder

By:
Name:
Title:

Tax ID:
Facsimile:
E-mail Address:

EXHIBIT II

ACKNOWLEDGMENT

The Corporation hereby acknowledges this Delivery Notice and hereby directs                        to issue                     shares of Common Stock in accordance with the Transfer Agent Instructions dated                      , 20 _ from the Corporation and acknowledged and agreed to by West Coast Stock Transfer.

BOSTON THERAPEUTICS, INC.

By:
Name:
Title: